Exhibit 10.1

PENNICHUCK

25 Manchester Street
P.O. Box 1947
Merrimack, NH 03054-1947
(603) 882-5191
FAX (603) 913-2305

February 3, 2005
www.pennichuck.com
Personal & Confidential

Mr. Charles Staab
45 Cathedral Circle
Nashua, NH 03063

RE: Early Retirement and General Release Agreement

Dear Chuck:

This letter agreement states and confirms the conditions concerning your early retirement from employment with Pennichuck Corporation ("Pennichuck"). Specifically, we agree as follows:

      1.    You retired from employment with Pennichuck effective as of January 31, 2005 (hereinafter the "Separation Date"). On such date, you also resigned as Treasurer and Chief Financial Officer of Pennichuck and all of its subsidiaries. On or before February 3, 2005, you will be paid your regular salary earned up through the Separation Date, and you will be paid accrued and unused vacation time, minus all appropriate withholdings and authorized deductions, in the gross amount of $9,216.00, which is equal to four (4) weeks of vacation pay.

      2.    If you sign this Agreement, Pennichuck will provide you severance pay in the total amount of One Hundred Ten Thousand Five Hundred Ninety-Two Dollars ($110,592.00), which is equivalent to forty-eight (48) weeks of your current salary, minus all appropriate state and federal withholdings and any qualified contributions that you designate to your account in the Savings Plan for Employees of Pennichuck Corporation, which contributions will be made in accordance with the terms of the Savings Plan. The severance will be paid in a lump sum on or before the 3rd day following the 7-day revocation period described in Paragraph 8(b) below.

3. You are eligible for coverage under Pennichuck's Early Retirement Medical Benefit Policy, subject to the following conditions:

(a) Pennichuck will pay, on your behalf, the cost of the monthly premium for individual plan coverage under Pennichuck's group health plan that Pennichuck

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provides for eligible early retirees, and once you reach age 65 and become eligible for Medicare, the cost of the monthly premium for individual Medicomp coverage up to the "Maximum Allowable Benefit" as that term is defined in Pennichuck's Early Retirement Medical Benefit Policy, as amended from time to time (the "Early Retirement Benefit"). The Early Retirement Benefit will be equivalent to the monthly premium Pennichuck's early retirees pay for individual group health coverage under Pennichuck's group health plan for early retirees, as such premium is adjusted from time to time. Pennichuck will pay the Early Retirement Benefit to the insurance carrier on a monthly basis until the earliest of the following: (i) you become ineligible under Pennichuck's Early Retirement Medical Benefit Policy for whatever reason; or (ii) Pennichuck ceases to offer group health coverage to early retirees. However, if Pennichuck ceases to offer group health coverage to early retirees within twelve months from the Separation Date, then you may elect to continue such coverage under the federal law commonly referred to as "COBRA," and Pennichuck will pay the cost of premiums for COBRA continuation coverage for the remaining portion of the twelve months subsequent to the Separation Date.

(b) The Early Retirement Benefit and your participation in Pennichuck's Early Retirement Medical Benefit Plan are intended to be in lieu of your rights under COBRA.

      4.    Your family's coverage under Pennichuck group medical and dental insurance plans and your coverage under the group dental plan cease on the Separation Date unless you and your family elect to continue such coverages under COBRA, at their own expense. COBRA continuation notices explaining your rights and an election forms will be provided to you and your family. If you and your family elect COBRA and if you sign this Agreement, Pennichuck will pay the cost of premiums for COBRA continuation coverage for you (as to the dental plan) and your eligible family members (as to both the medical and dental plans) for the 12-month period immediately following the Separation Date. Any premiums for COBRA continuation coverage thereafter will be at your own or their expense. Pennichuck's obligation to pay for COBRA continuation coverage under this paragraph will cease earlier if you or your family members become ineligible for COBRA continuation coverage for any reason.

      5.    Other than as provided herein, your coverage or participation under all other Pennichuck employee benefit plans ceases as of the Separation Date. Any rights for conversion by you to individual coverages or entitlement to benefits or distributions, if any, will be governed by the terms of such plans. Required notices explaining your options under such plans will be sent to your home.

      6.    If you sign this Agreement, Pennichuck will provide you with an outplacement services program through the firm Right Management Consulting during the 6-month period immediately following the Separation Date. The terms of such program are described in a summary that has already been provided to you.

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      7.    The Board of Directors for Pennichuck will allow you to exercise any outstanding vested stock options which you may have pursuant to the terms of Pennichuck's Stock Option Plan, provided you do so within 90 days following the Separation Date.

      8.    As a material inducement to Pennichuck to enter into this Agreement, and in consideration for the payments and benefits described herein, including but not limited to the payments and benefits described in paragraphs 2, 3, 4, and 6, you hereby:

      (a)   irrevocably and unconditionally release, acquit and forever discharge Pennichuck and each of Pennichuck's divisions, subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees and former employees (collectively "Releasees"), from any and all causes of action, suits and/or claims for damages of any type arising or which may have existed on or before the date you sign this letter agreement, known or unknown, suspected or not suspected. This release includes, but is not limited to (i) rights under federal or state laws prohibiting discrimination in employment on the basis of age, sex, religion, color, national origin, marital status, race, disability, veteran status, sexual orientation, or any other legally protected status; (ii) any and all claims growing out of any written or oral agreements or laws restricting Pennichuck right to terminate your employment or requiring that Pennichuck provide you prior notice of termination; (iii) any written or oral agreements entitling you to payment of any other benefit including but not limited to bonuses, commissions, paid leave, or any other payments; and (iv) any claims for personal injuries, mental anguish, emotional distress, wrongful discharge, defamation, and attorneys fees. You further agree never to institute against the Releasees any lawsuit or claim with respect to any cause of action or claim of any kind arising or which may have existed on or before the present date. This release is not intended to waive any rights or claims which you are expressly prohibited by applicable law from waiving. The consideration herein is not to be deemed an admission on the part of the Releasees of any liability or wrongdoing whatsoever.

      (b)   You acknowledge that the paragraph above includes a GENERAL RELEASE of your rights, including but not limited to those rights under the Federal Age Discrimination in Employment Act, and that you give such general release knowingly and voluntarily. You have the right to consult with an attorney prior to signing this letter agreement. Pennichuck will provide you up to twenty-one (21) calendar days from receipt of this letter agreement for you to consider its terms. While not required to do so, you may sign this letter agreement anytime prior to the end of the 21 days. You also have the right to revoke the terms of this letter agreement within (7) days following the date you sign it. Once this 7-day revocation period has passed without such revocation having occurred, this letter agreement becomes final and binding.

(c) You agree to refrain from making any disparaging or derogatory comments about Pennichuck or any of the other Releasees; except that this provision is

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not intended to impair your rights to provide information that is otherwise protected under federal and state statutes, including but not limited to the Sarbanes-Oxley Act of 2002.

      9.    You further agree not to discuss or disclose the terms of this letter agreement to any person other than your attorney, accountant, immediate family or as otherwise required by law, including but not limited to the Sarbanes-Oxley Act. You further agree that any disclosure to your attorney, accountant or immediate family will only be made after such individuals acknowledge that they understand and agree to maintain the confidentiality of this agreement and its terms.

      10.   You agree that you will not retain any materials, documents, or other records belonging to Pennichuck. In addition, you agree to promptly return any and all Pennichuck property, equipment, files, and other property whether confidential or not, and to disclose any and all computer passwords and other access codes. Notwithstanding the foregoing, you will be allowed to keep the Apple PowerBook G4 laptop computer, Sony Clie PDA, and Samsung cell phone provided to you by Pennichuck, provided that you remove from such equipment any confidential or proprietary information of Pennichuck. The cell phone billing will be changed over to you on January 31, 2005.

      11.   You agree not to disclose to anyone, or use for your benefit or gain at any time, any confidential or proprietary information of Pennichuck, except that this provision is not intended to impair your rights to provide information that is otherwise protected under federal and state statutes, including but not limited to the Sarbanes-Oxley Act of 2002. For purposes of this Agreement, the phrase "confidential or proprietary information" includes, but is not limited to, all information relating to the present or planned business of Pennichuck which has not been released publicly by authorized representatives of Pennichuck, including but not limited to all trade secrets, all methods of production or procedures used in the provision of public water service, financial information, rate information, contract terms, business plans, prospects or opportunities which have been discussed or considered by management of Pennichuck, or any other business information whatsoever of Pennichuck which is not otherwise available to the public. You shall keep confidential and not disclose to anyone, or use for your benefit or gain at any time, any and all such confidential or proprietary information.

      12.      During the 12-month period immediately following the Separation Date, you agree to cooperate and make yourself available for discussions and meetings with representatives of Pennichuck on a reasonable basis for up to a total of 160 hours in order to provide Pennichuck with services relating to tax, regulatory, financing, transitional or related issues as requested by Pennichuck. Pennichuck will pay you for such time at the rate of $57.60 per hour or $460.80 per day. Such compensation will be paid to you on an independent contractor basis, and you agree to be responsible for all taxes incurred in connection with such compensation, including but not limited to all applicable income taxes and self-employment taxes.

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      13.   During the 12-month period immediately following the Separation Date, in the event Pennichuck requires your testimony or cooperation as a witness in the future for any legal or regulatory proceeding involving Pennichuck or any of its officers and directors, you agree to cooperate with Pennichuck and its attorneys and make yourself available without the need of a subpoena. Pennichuck agrees to compensate you at a rate of $100 per hour plus reasonable out-of-pocket expenses incurred as a result. Such compensation will be paid to you on an independent contractor basis, and you agree to be responsible for all taxes incurred in connection with such compensation, including but not limited to all applicable income taxes and self-employment taxes.

      14.   You have completely read this letter agreement and you fully understand and voluntarily accept the terms of this letter agreement without reservation. You acknowledge that, other than the payments and benefits described in this letter agreement, you have been paid all salary, wages, bonuses, vacation pay, and other compensation earned by you and due to you by virtue of your employment with Pennichuck.

      15.   This Agreement sets forth the entire agreement between the parties hereto, and supercedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

16. This Agreement may not be modified, or altered or changed except upon written consent of both parties.

17. The rights and obligations of the parties hereunder shall be governed by the laws of the State of New Hampshire.

      Other than as stated herein, no promise or inducement has been offered to you in consideration of your acceptance and agreement to the terms of this letter agreement. In the event that the contents of this letter agreement conform to your understanding of our agreement, please sign this letter agreement in the space indicated below and return it to me at your earliest convenience.

Sincerely,

PENNICHUCK WATER WORKS, INC.

By: /s/ Donald L. Correll

Donald L. Correll
Chief Executive Officer

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I HAVE READ THE ABOVE LETTER AGREEMENT, AND I KNOWINGLY AND VOLUNTARILY ACCEPT AND AGREE TO ITS TERMS.

/s/ Charles J. Staab	February 14, 2005

Charles J. Staab	(Date)

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